Exhibit 99.1

Ascent Industries Co. Delivers Strongest Earnings Since 2022;
Gross Profit Nearly Doubles Year-Over-Year

Schaumburg, Illinois, November 4, 2025 – Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), a specialty chemicals platform focused on the development, production, and distribution of tailored, performance-driven chemical solutions, is reporting its results for the third quarter ended September 30, 2025.

Third Quarter 2025 Summary1

(in millions, except per share and margin)	Q3 2025	Q3 2024	Change
Net Sales	$19.7	$20.9	(5.7)%
Gross Profit	$5.8	$3.0	94.2%
Gross Profit Margin	29.7%	14.4%	1,525bps
Net Loss	$(0.1)	$(7.8)	(98.4)%
Diluted Loss per Share	$(0.01)	$(0.77)	(98.7)%
Adjusted EBITDA	$1.4	$(0.7)	+2.1M
Adjusted EBITDA Margin	7.0%	(3.4)%	1,038bps
______________
1On April 4, 2025, the Company closed on a transaction to sell substantially all of the assets of Bristol Metals, LLC (“BRISMET”). On June 30, 2025, the Company closed on a transaction to sell substantially all of the assets of American Stainless Tubing, Inc ("ASTI"). As a result, financial results from BRISMET and ASTI have been categorized into discontinued operations.

Management Commentary
“Our third quarter—and our first full quarter as a pure-play specialty chemicals company—delivered our strongest earnings performance since 2022,” said Bryan Kitchen, President and CEO of Ascent Industries Co. “That year included both our Chemicals and Tubular segments and benefited from pandemic-era tailwinds. Achieving this level of profitability today, while still absorbing the drag from our Munhall asset, underscores the resilience and earnings power of the platform we are building.”

“Gross profit nearly doubled year-over-year, and EBITDA margins improved significantly. This performance reflects disciplined sourcing, focused product-line management, and relentless operational rigor that continue to expand gross margin and earnings, even as demand remains muted across many end markets. The improvement is structural, not situational.”

Kitchen added, “Momentum is building. Quarter after quarter, we’re proving that our Chemicals-as-a-Service model delivers durable value, even in a sluggish macro backdrop. Our customer-centric approach and agility are resonating, and our growing pipeline of high-quality opportunities reinforces confidence in both our organic growth runway and earnings trajectory ahead.”

Third Quarter 2025 Financial Results
Net sales from continuing operations were $19.7 million compared to $20.9 million in the third quarter of 2024. The decline was a result of lower volume partially offset by increased average selling prices.

Gross profit from continuing operations increased 94.2% to $5.8 million, or 29.7% of net sales, compared to $3.0 million, or 14.4% of net sales, in the third quarter of 2024. The increase was primarily driven by continued cost management, strategic sourcing enhancements and further product line optimization.

Net loss from continuing operations decreased to ($0.1) million, or ($0.01) diluted loss per share compared to a net loss from continuing operations of ($7.8) million, or ($0.77) diluted loss per share, in the third quarter of 2024.

Adjusted EBITDA from continuing operations increased to $1.4 million in the third quarter of 2025, with adjusted EBITDA margin increasing to 7.0% compared to (3.4)% in the prior year period. The increase was primarily driven by the aforementioned increase in gross profit partially offset by investments in selling, general and administrative expenses.

Liquidity
As of September 30, 2025, the Company had $58.0 million in cash and cash equivalents, no debt outstanding under its revolving credit facilities and had $13.7 million in availability under its revolving credit facility.

For the quarter ended September 30, 2025, the Company repurchased 64,782 shares at an average cost of $12.85 per share for approximately $0.8 million.

Conference Call
Ascent will hold a conference call today at 5:00 p.m. Eastern time to discuss its financial results for the third quarter ended September 30, 2025.

Ascent management will host the conference call, followed by a question-and-answer period.

Date: Tuesday, November 4, 2025
Time: 5:00 p.m. Eastern time
Live Call Registration Link: Here
Webcast Registration Link: Here

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group, Inc. at 1-949-574-3860

The conference call will also be broadcast live and available for replay via the webcast registration link above here. The webcast will be archived for one year in the investor relations section of the Company’s website at www.ascentco.com.

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a specialty chemicals platform focused on the development, production, and distribution of tailored, performance-driven chemical solutions. For more information about Ascent, please visit its website at www.ascentco.com.

Forward-Looking Statements
This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and to review the risks as set forth in more detail in Ascent Industries Co.’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC or on our website. Ascent Industries Co. assumes no obligation to update any forward-looking information included in this release.

Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
We define "EBITDA" as earnings before interest, income taxes, depreciation and amortization. We define "Adjusted EBITDA" as EBITDA further adjusted for the impact of non-cash and other items we do not consider in our evaluation of ongoing performance. These items include: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, shelf registration costs, loss on extinguishment of debt, retention costs and restructuring and severance costs from net income. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

Company Contact
Ryan Kavalauskas
Chief Financial Officer
1-630-884-9181

Investor Relations
Ralf Esper
Gateway Group, Inc.
1-949-574-3860
ACNT@gateway-grp.com

Ascent Industries Co.
Condensed Consolidated Balance Sheets
(in thousands, except par value and share data)

	(Unaudited)
	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$58,042	$16,098
Accounts receivable, net of allowance for credit losses of $1,161 and $202, respectively	12,603	12,232
Advances and other receivables	5,378	52
Inventories	7,178	5,727
Prepaid expenses and other current assets	1,682	1,122
Current assets of discontinued operations	—	47,841
Total current assets	84,883	83,072
Property, plant and equipment, net	16,096	17,589
Right-of-use assets, operating leases, net	15,075	28,140
Intangible assets, net	2,986	3,445
Deferred charges, net	338	309
Other non-current assets, net	511	512
Long-term assets of discontinued operations	—	14,183
Total assets	$119,889	$147,250

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$5,466	$6,836
Accrued expenses and other current liabilities	5,691	3,598
Current portion of note payable	758	369
Current portion of operating lease liabilities	1,035	1,495
Current portion of finance lease liabilities	306	293
Current liabilities of discontinued operations	—	9,756
Total current liabilities	13,256	22,347
Long-term portion of operating lease liabilities	18,563	29,972
Long-term portion of finance lease liabilities	784	1,015
Deferred income taxes	153	320
Other long-term liabilities	45	51
Total non-current liabilities	19,545	31,358
Total liabilities	$32,801	$53,705

Commitments and contingencies

Shareholders' equity:
Common stock, par value $1 per share; 24,000,000 shares authorized; 9,373,680 and 10,072,590 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	$11,085	$11,085
Capital in excess of par value	47,577	47,339
Retained earnings	46,825	44,919
	105,487	103,343
Less: cost of common stock in treasury - 1,711,423 and 1,012,513 shares, respectively	(18,399)	(9,798)
Total shareholders' equity	87,088	93,545
Total liabilities and shareholders' equity	$119,889	$147,250
Note: The condensed consolidated balance sheets at December 31, 2024 have been derived from the audited consolidated financial statements at that date.

Ascent Industries Co.
Condensed Consolidated Statements of Income (Loss) (Unaudited)
($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2024	2023
Net sales	$19,697	$20,878	$56,183	$62,642
Cost of sales	13,856	17,870	42,410	55,435
Gross profit	5,841	3,008	13,773	7,207
Selling, general and administrative	6,253	5,034	17,567	15,518
Acquisition costs and other	398	2	665	54
Asset impairments	—	—	1,622	—
Gain on lease modification	—	(67)	(544)	(67)
Operating loss from continuing operations	(810)	(1,961)	(5,537)	(8,298)
Other expense (income)
Interest expense (income), net	(447)	124	(347)	323
Other, net	(296)	(91)	(581)	(303)
Loss from continuing operations before income taxes	(67)	(1,994)	(4,609)	(8,318)
Income tax expense (benefit)	58	5,807	(32)	4,413
Loss from continuing operations	(125)	(7,801)	(4,577)	(12,731)
Income (loss) from discontinued operations, net of tax	(1,962)	1,649	6,483	160
Net income (loss)	$(2,087)	$(6,152)	$1,906	$(12,571)

Net loss per common share from continuing operations:
Basic	$(0.01)	$(0.77)	$(0.46)	$(1.26)
Diluted	$(0.01)	$(0.77)	$(0.46)	$(1.26)

Net income (loss) per common share from discontinued operations:
Basic	$(0.20)	$0.16	$0.65	$0.02
Diluted	$(0.20)	$0.16	$0.65	$0.02

Net income (loss) per common share:
Basic	$(0.20)	$(0.61)	$0.19	$(1.24)
Diluted	$(0.20)	$(0.61)	$0.19	$(1.24)

Weighted average shares outstanding:
Basic	9,751	10,126	9,913	10,110
Diluted	9,751	10,126	9,913	10,110

Adjusted EBITDA[1]	$1,376	$(709)	$575	$(4,139)
1We define "EBITDA" as earnings before interest, income taxes, depreciation and amortization. We define "Adjusted EBITDA" as EBITDA further adjusted for the impact of non-cash and other items we do not consider in our evaluation of ongoing performance. These items include: goodwill impairment, asset impairment, gain on lease modification, stock-based compensation, non-cash lease cost, acquisition costs and other fees, shelf registration costs, loss on extinguishment of debt, retention costs and restructuring and severance costs from net income. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

Ascent Industries Co.
Consolidated Statements of Cash Flows (Unaudited)
($ in thousands)

	Nine Months Ended September 30,
	2025	2024
Operating activities
Net income (loss)	$1,906	$(12,571)
Income from discontinued operations, net of tax	6,483	160
Net loss from continuing operations	(4,577)	(12,731)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation expense	2,724	2,923
Amortization expense	459	522
Amortization of debt issuance costs	217	74
Asset impairments	1,622	—
Deferred income taxes	(32)	6,639
(Reduction of) provision for losses on accounts receivable	(488)	214
Non-cash lease expense	85	96
Stock-based compensation expense	512	592
Changes in operating assets and liabilities:
Accounts receivable and advances	(5,210)	(246)
Inventories	(1,450)	3,692
Other assets and liabilities	(1,517)	(708)
Accounts payable	(1,535)	(2,621)
Accrued expenses	1,741	1,809
Accrued income taxes	(119)	669
Net cash (used in) provided by operating activities - continuing operations	(7,568)	924
Net cash provided by operating activities - discontinued operations	6,783	4,934
Net cash (used in) provided by operating activities	(785)	5,858
Investing activities
Purchases of property, plant and equipment	(1,082)	(737)
Net cash used in investing activities - continuing operations	(1,082)	(737)
Net cash provided by investing activities - discontinued operations	52,525	2,253
Net cash provided by investing activities	51,443	1,516
Financing activities
Borrowings from credit facilities	114,470	156,923
Proceeds from note payable	1,085	914
Payments on credit facilities	(114,470)	(156,923)
Payments on note payable	(696)	(633)
Principal payments on finance lease obligations	(219)	(219)
Repurchase of common stock	(8,875)	(738)
Net cash used in financing activities - continuing operations	(8,705)	(676)
Net cash used in financing activities - discontinued operations	(19)	(2)
Net cash used in financing activities	(8,724)	(678)
Increase in cash and cash equivalents	41,934	6,696
Less: Cash and cash equivalents of discontinued operations	—	10
Cash and cash equivalents, beginning of period	16,108	1,841
Cash and cash equivalents, end of period	$58,042	$8,547

Ascent Industries Co.
Non-GAAP Financial Measures Reconciliation
Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Consolidated
Net loss from continuing operations	$(125)	$(7,801)	$(4,577)	$(12,731)
Adjustments:
Interest expense (income), net	(447)	124	(347)	323
Income taxes	58	5,807	(32)	4,413
Depreciation	854	962	2,725	2,923
Amortization	153	174	458	522
EBITDA	493	(734)	(1,773)	(4,550)
Acquisition costs and other	398	2	665	54
Asset impairments	—	—	1,622	—
Gain on lease modification	—	(67)	(544)	(67)
Stock-based compensation	197	55	318	148
Non-cash lease expense	86	35	85	96
Retention expense	—	—	—	3
Restructuring and severance costs	202	—	202	177
Adjusted EBITDA	$1,376	$(709)	$575	$(4,139)
% sales	7.0%	(3.4)%	1.0%	(6.6)%

Specialty Chemicals
Net income (loss)	$2,138	$367	$4,375	$(681)
Adjustments:
Interest expense, net	7	19	39	57
Depreciation	830	945	2,671	2,863
Amortization	153	174	458	522
EBITDA	3,128	1,505	7,543	2,761
Acquisition costs and other	—	—	92	—
Stock-based compensation	4	—	4	7
Non-cash lease expense	26	19	30	57
Restructuring and severance costs	—	—	—	109
Specialty Chemicals Adjusted EBITDA	$3,158	$1,524	$7,669	$2,934
% segment sales	16.0%	7.3%	13.7%	4.7%